Exhibit 99.1

SP Acquisition Holdings, Inc. Receives Notice from Exchange

NEW YORK, NY, August 7, 2009- SP Acquisition Holdings, Inc. (SYMBOL: DSP) (the “Company”) announced that,  as previously disclosed on February 10, 2009, it received a letter from the NYSE Amex (the “Exchange”) notifying it that it was below certain of the Exchange’s continued listing standards in that it had failed to hold an annual meeting of stockholders in 2008, in violation of Section 704 of the NYSE Amex Company Guide (the “Company Guide”).   The Company was afforded the opportunity to submit a plan of compliance to the Exchange, and on March 9, 2009 the Company presented its plan (the “Initial Plan”) to the Exchange. On May 11, 2009, the Exchange notified the Company that it accepted the Company’s Initial Plan and granted the Company an extension until August 11, 2009 to regain compliance with the continued listing standards. The Company then began negotiations with Frontier Financial Corporation (“Frontier”) regarding a proposed business combination requiring Company stockholder approval, however, as the Company stockholder meeting to obtain such approval would not occur before August 11, 2009, the Company contacted the Exchange and asked for a further extension. The Company was afforded the opportunity submit a plan of compliance to the Exchange, and on July 10 and 24, 2009 the Company presented its plan (the “Modified Plan”) to the Exchange. On August 5, 2009, the Exchange notified the Company that it accepted the Modified Plan and granted the Company an extension until October 10, 2009 (the “Deadline”) to regain compliance with the continued listing standards. The Company will be subject to periodic review by the Exchange staff during this extension period. Failure to make progress consistent with the Modified Plan or to regain compliance with the continued listing standards by the Deadline could result in the Company being delisted from the Exchange.

The Company intends to hold a meeting of stockholders to approve its proposed initial business combination with Frontier prior to October 10, 2009. If the Company is unable to complete a business combination, its corporate existence will cease except for the purposes of winding up its affairs and liquidating. The Company anticipates that it will be able to regain compliance with Section 704 of the Company Guide by the Deadline.

About SP Acquisition Holdings, Inc.

SP Acquisition Holdings, Inc. is a newly organized blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses or assets, with a focus on the United States, Europe and Asia, that may provide significant opportunity for growth, but not limited to a particular industry.

Contact: Jason Booth
(310) 941-3616